Exhibit 10.1

TERMINATION AGREEMENT

     THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of December, by and between CYBERMESH INTERNATIONAL CORP., a Nevada corporation (the “Company”), and BLOCK ARCADE I.T. SERVICES INC. (“Block Arcade ”).

     WHEREAS, the Company and Block Arcade are parties to that certain Services Agreement, dated as of September. 15, 2008 (the “Service Agreement”), pursuant to which the Company engaged Block Arcade to provide certain I.T. Services to the Company as reasonably requested from time to time by the Company; and

     WHEREAS, the Company and Block Arcade desire to terminate the Services Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual premises, agreements and promises herein contained, the parties agree as follows:

     1. Termination of Services Agreement. Effective as of the date hereof, the parties agree that the Services Agreement is hereby terminated and shall be of no further force or effect and the Company shall have no further obligation under, and Block Arcade shall have no further rights under, the Services Agreement including, without limitation, any rights to fees, benefits, severance, perquisites, reimbursements or other payments.

     2. General Release and Waiver of Claims.

     (a) Block Arcade hereby releases and forever discharges and covenants not to sue, and by these presents does for its legal successors and assigns (collectively the “Releasing Parties”), the Company and its successors and assigns, and its and their respective officers, directors, employees, equity holders, agents and representatives and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”) of and from any and all manner of actions, proceedings, claims, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, contracts, leases, agreements, promises, variances, trespasses, damages, judgments, executions, and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof:

     3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile or portable document format (pdf), with the intention that they shall have the same effect as an original counterpart hereof.

     4. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the actions contemplated hereby and supersedes all other agreements, understandings and undertakings between the parties on the subject matter hereof.

     5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, representatives, successors and assigns.

     6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

CYBERMESH INTERNATIONAL CORP.
By:
/s/ Locksley Samuels
Locksley Samuels, President
________________________________

BLOCK ARCADE I.T. SERVICES INC.
By:
/s/ Claude Diedrick
Claude Diedrick, President
________________________________